SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934
(AMENDMENT NO.___)
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☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to sec. 240.14a-12
SKECHERS U.S.A., INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SKECHERS U.S.A., INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Important Notice Regarding the Availability of Proxy Materials for the Stockholder
Meeting to Be Held on May 30, 2008

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders (the “Annual Meeting”) of Skechers U.S.A., Inc., a Delaware corporation, to be held at the Shade Hotel located at 1221 North Valley Drive, Manhattan Beach, California 90266 on May 30, 2008 at 10:00 a.m. Pacific Time.

Our Annual Meeting is being held to elect two members to the Board of Directors to serve for a three-year term as Class III Directors and to transact such other business as may properly come before the meeting or any adjournments thereof.

The Board of Directors has set the close of business on March 31, 2008 as the record date for determining those stockholders who will be entitled to vote at the Annual Meeting. The following proxy statement and enclosed proxy card are being sent to each stockholder as of the record date, and our 2007 annual report is enclosed with this notice to our stockholders.

The proxy statement and 2007 annual report are available in the SEC filings section of the investor relations page of our corporate information website at http://www.skx.com/investor.html.

You are cordially invited to attend the Annual Meeting, and if you plan to attend the Annual Meeting in person, you may find directions by going to the annual meeting of stockholders section of the investor relations page of our corporate information website at www.skx.com/investor.html. If you do not expect to attend, or if you plan to attend but desire the proxy holders to vote your shares, please date and sign your proxy card and return it in the enclosed postage-paid envelope. The giving of this proxy card will not affect your right to vote in person in the event you find it convenient to attend. Please return the proxy card promptly to avoid the expense of additional proxy solicitation.

FOR THE BOARD OF DIRECTORS

Philip G. Paccione,
Corporate Secretary

Dated: April 30, 2008
Manhattan Beach, California

SKECHERS U.S.A., INC. NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT
PROPOSAL NO. 1 ELECTION OF DIRECTORS
BOARD OF DIRECTORS AND EXECUTIVE OFFICERS
CORPORATE GOVERNANCE AND BOARD MATTERS
COMPENSATION DISCUSSION AND ANALYSIS
REPORT OF THE COMPENSATION COMMITTEE
DIRECTOR COMPENSATION
REPORT OF THE AUDIT COMMITTEE
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934
TRANSACTIONS WITH RELATED PERSONS
NOMINATIONS AND STOCKHOLDER PROPOSALS FOR 2009 ANNUAL MEETING
STOCKHOLDER COMMUNICATION WITH THE BOARD OF DIRECTORS
OTHER BUSINESS
APPENDIX A

SKECHERS U.S.A., INC.

PROXY STATEMENT

For Annual Meeting to be Held
May 30, 2008 at 10:00 a.m. Pacific Time

This proxy statement is delivered to you by Skechers U.S.A., Inc., a Delaware corporation (“we,” “us,” “our,” “our company” or “Skechers”), in connection with our Annual Meeting of Stockholders to be held on May 30, 2008 at 10:00 a.m. Pacific Time at the Shade Hotel located at 1221 North Valley Drive, Manhattan Beach, California 90266 (the “Annual Meeting”). The approximate mailing date for this proxy statement and the enclosed proxy is April 30, 2008. If a proxy in the accompanying form is duly executed and returned, the shares represented by the proxy will be voted as directed. If no direction is given, the shares represented by the proxy will be voted for the election of the nominees for director named herein. Any proxy given may be revoked at any time prior to its exercise by notifying our Corporate Secretary, Philip Paccione, in writing of such revocation, by duly executing and delivering another proxy bearing a later date, or by attending and voting in person at the Annual Meeting. Our principal executive office is located at 228 Manhattan Beach Boulevard, Manhattan Beach, California 90266.

We will incur the cost of this solicitation of proxies that will be made by mail. In addition, our officers and other regularly engaged employees may, in a limited number of instances, solicit proxies personally or by telephone. We will reimburse banks, brokerage firms, other custodians, nominees and fiduciaries for reasonable expenses incurred in sending proxy materials to beneficial owners of our Class A Common Stock and Class B Common Stock.

Holders of our Class A Common Stock and Class B Common Stock of record at the close of business on March 31, 2008 will be entitled to vote at the Annual Meeting. There were 33,287,596 shares of Class A Common Stock and 12,851,789 shares of Class B Common Stock outstanding on that date. Each share of Class A Common Stock is entitled to one vote and each share of Class B Common Stock is entitled to ten votes, and the presence in person or by proxy of holders of a majority of the combined voting interest of the outstanding shares of Class A Common Stock and Class B Common Stock is necessary to constitute a quorum for the Annual Meeting. A quorum must be established to consider any matter. The two candidates for director receiving the most votes will become directors of Skechers. Stockholders may not cumulate their votes. Any other proposals require the affirmative “for” vote of a majority of the shares present in person or represented by proxy and entitled to vote on those proposals at the Annual Meeting. If you hold shares beneficially in street name and do not provide your broker with voting instructions, your shares may constitute “broker non-votes.” Generally, broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given. In tabulating the voting result for any particular proposal, shares that constitute broker non-votes are not considered entitled to vote on that proposal. Thus, broker non-votes will not affect the outcome of any matter being voted on at the meeting, assuming that a quorum is obtained. However, shares represented by such “broker non-votes” will be counted in determining whether there is a quorum. A properly executed proxy marked “Abstain” with respect to any such matter will not be voted, although it will be counted for purposes of determining whether there is a quorum. Because directors are elected by a plurality of the votes cast, proxies marked “Abstain” as to Proposal No. 1 will not have any effect on the election of directors as long as one vote is cast for each director nominee.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our Board of Directors is divided into three classes, with each class serving a three-year term until their successors are duly elected and qualified or until their death, resignation or removal. One class of directors is elected annually at our annual meeting of stockholders. Our bylaws provide for a variable Board of Directors with between five and nine members. We currently have seven members on our Board of Directors. Our bylaws give the Board of Directors the authority to increase or decrease the number of directors without the approval of our stockholders, and our bylaws also give our stockholders the authority to increase or decrease the size of our Board of Directors.

Unless otherwise directed by stockholders, within the limits set forth in our bylaws, the proxy holders will vote all shares represented by proxies held by them for the election of Geyer Kosinski and Richard Siskind, who are director nominees and are currently members of the Board of Directors. We have been advised by Geyer Kosinski and Richard Siskind of their availability and willingness to serve if re-elected. In the event that Geyer Kosinski and/or Richard Siskind becomes unavailable or unable to serve as a member of the Board of Directors prior to the voting, the proxy holders will refrain from voting for them or will vote for a substitute nominee in the exercise of their best judgment.

The Board of Directors recommends a vote FOR these director-nominees.

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

Information Concerning Director Nominees

		Class and Year in Which
Name	Age	Term Will Expire	Position

Geyer Kosinski(1)	42	Class III (2011)	Director
Richard Siskind(1)(2)	62	Class III (2011)	Director

(1)	Member of the Audit Committee

(2)	Member of the Compensation Committee

Geyer Kosinski has served as a member of our Board of Directors since November 2001. Since July 2004, Mr. Kosinski has been the Chairman and Chief Executive Officer of Media Talent Group, a talent management and production company that produces feature films and television programming and manages over 50 actors, writers and directors. From April 1997 to June 2004, Mr. Kosinski was a Managing Partner and co-owner of Industry Entertainment, a talent management and production company that produces feature films and television programming and manages over 100 actors, writers and directors.

Richard Siskind has served as a member of our Board of Directors since June 1999. In 1991, Mr. Siskind founded R. Siskind & Company, a business that purchases brand name men’s and women’s apparel and accessories and redistributes those items to off-price retailers, and he is its sole shareholder, Chief Executive Officer, President and sole member of its Board of Directors. From November 2002 to June 2006, Mr. Siskind served as a member of the Board of Directors of Magic Lantern Group, Inc. (AMEX:GML), which changed its name from JKC Group, Inc.

Directors Not Standing for Election

The members of the Board of Directors who are continuing and not standing for election at this year’s Annual Meeting are set forth below.

		Class and Year in Which
Name	Age	Term Will Expire	Position

Robert Greenberg	68	Class I (2009)	Chairman of the Board and Chief Executive Officer
Morton D. Erlich(1)(2)	63	Class I (2009)	Director
Michael Greenberg	45	Class II (2010)	President and Director
David Weinberg	57	Class II (2010)	Executive Vice President; Chief Operating Officer and Director
Jeffrey Greenberg	40	Class II (2010)	Senior Vice President, Active Electronic Media and Director

(1)	Member of the Audit Committee

(2)	Member of the Compensation Committee

Robert Greenberg has served as our Chairman of the Board and Chief Executive Officer since October 1993.

Morton D. Erlich has served as a member of our Board of Directors since January 2006 and provided consulting services to various private enterprises since September 2004. Mr. Erlich worked for 34 years at KPMG LLP including 24 years as an audit partner until retiring in September 2004.

Michael Greenberg has served as our President and a member of our Board of Directors since our company’s inception in 1992, and from June 1992 to October 1993, he served as our Chairman of the Board.

David Weinberg has served as our Chief Operating Officer since January 2006 and as Executive Vice President and a member of our Board of Directors since July 1998, and from October 1993 to January 2006, he also served as our Chief Financial Officer.

Jeffrey Greenberg has served as our Senior Vice President, Active Electronic Media since June 2005 and as a member of our Board of Directors since September 2000. From January 1998 to June 2005, Mr. Greenberg served as our Vice President, Active Electronic Media. Previously, Mr. Greenberg served as our Chief Operating Officer, Secretary and a member of our Board of Directors from June 1992 to July 1998, and as our Chief Executive Officer from June 1992 to October 1993.

Executive Officers

The following table sets forth certain information with respect to our executive officers who are not also members of our Board of Directors. For information concerning Robert Greenberg, Michael Greenberg and David Weinberg, see “Directors Not Standing for Election” above.

Name	Age	Position

Frederick Schneider	51	Chief Financial Officer
Philip Paccione	46	General Counsel; Executive Vice President, Business Affairs; and Corporate Secretary
Mark Nason	46	Executive Vice President, Product Development

Frederick Schneider has served as our Chief Financial Officer since January 2006. From February 2004 to when he joined our company in January 2006, Mr. Schneider served on our Board of Directors and as Chairman of our Audit Committee. He also currently serves on the Board of Directors and as Chairman of the Audit Committee at each of Meade Instruments (NASDAQ:MEAD) and Sport Chalet, Inc. (NASDAQ:SPCH). Mr. Schneider has served as a Board member and Audit Committee member at Meade Instruments since August 2004 and at Sport Chalet since May 2002. From July 2004 to December 2005, he served as a senior managing director at Pasadena Capital Partners, a private equity investment firm. Prior to working at Pasadena Capital Partners, Mr. Schneider was an independent private equity investor and consultant; from September 1994 to January 1998, he served as chief financial officer and principal of Leonard Green & Partners, L.P., a merchant banking firm specializing in leveraged buyouts; and from June 1978 to September 1994, he worked at KPMG LLP including five years as an audit and due diligence partner.

Philip Paccione has served as our Executive Vice President, Business Affairs since February 2000, as our Corporate Secretary since July 1998 and as our General Counsel since May 1998.

Mark Nason has served as our Executive Vice President, Product Development since March 2002. From January 1998 to March 2002, Mr. Nason served as our Vice President, Retail and Merchandising, and from December 1993 to January 1998, he served as our Director of Merchandising and Retail Development.

Robert Greenberg is the father of Michael Greenberg and Jeffrey Greenberg; other than the foregoing, no family relationships exist between any of our executive officers or directors.

CORPORATE GOVERNANCE AND BOARD MATTERS

Code of Business Conduct and Ethics

Our Code of Business Conduct and Ethics, which applies to all directors, officers and employees, was adopted by the Board of Directors as of April 28, 2004 and amended by the Board as of January 15, 2007. The purpose of the Code of Business Conduct and Ethics is to promote honest and ethical conduct. The Code of Business Conduct and Ethics is posted in the corporate governance section of the investor relations page of our corporate information website located at www.skx.com, and is available in print, without charge, upon written request to our Corporate Secretary at Skechers U.S.A., Inc., 228 Manhattan Beach Boulevard, Manhattan Beach, California 90266. We intend to promptly post any amendments to or waivers of the Code of Business Conduct and Ethics on our website.

“Controlled Company” Exemption under NYSE Rules

Under Section 303A of the New York Stock Exchange (“NYSE”) Listed Company Manual (collectively, the “NYSE Rules”), we are considered a “Controlled Company” because Robert Greenberg beneficially owns 62.0% of the voting power in our company (see “Transactions with Related Persons”). As a Controlled Company, we are exempt from certain NYSE Rules requiring a board of directors with a majority of independent members, a compensation committee composed entirely of independent directors and a nominating committee composed entirely of independent directors. However, notwithstanding this exemption, as described more fully below, we established a Compensation Committee in 2006 that is composed entirely of independent directors in accordance with Section 303A.05 of the NYSE Rules.

Director Independence

Our Board of Directors has affirmatively determined that the Board has three members who are “independent” consistent with Section 303A.02 of the NYSE Rules. These directors are currently Morton D. Erlich, who is Chairman of our Audit Committee and a member of our Compensation Committee, Geyer Kosinski, who is a member of our Audit Committee, and Richard Siskind, who is Chairman of our Compensation Committee and a member of our Audit Committee. The Board of Directors made this affirmative determination regarding these directors’ independence based on discussions with the directors and on its review of the directors’ responses to a questionnaire regarding employment and compensation history; affiliations, family and other relationships; and transactions with our company, its subsidiaries and affiliates. The Board considered relationships and transactions between each director or any member of his immediate family and our company and its subsidiaries and affiliates, including those reported in the section entitled “Transactions with Related Persons” in this proxy statement. The purpose of the Board’s review with respect to each director was to determine whether any such relationships or transactions were inconsistent with a determination that the director is independent under the NYSE Rules.

Attendance of Directors at Board Meetings and Annual Meeting of Stockholders

Our Board of Directors met four times in 2007, and each of the directors attended all of the meetings, except Geyer Kosinski who was unable to attend one meeting. While we do not have a policy requiring our directors to attend our Annual Meeting of Stockholders, all but one of the directors attended the Annual Meeting of Stockholders held in 2007.

Audit Committee

Our Audit Committee, which was established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), is responsible for overseeing (i) the quality and integrity of our financial statements, (ii) the appointment, compensation, independence and performance of the independent registered public accounting firm, (iii) our compliance with legal and regulatory requirements and (iv) the performance of internal audit and controls function.

The Audit Committee is currently composed of Chairman Morton D. Erlich, Geyer Kosinski and Richard Siskind, each of whom is “independent” under Sections 303A.02 of the NYSE Rules and Section 10A(m)(3) of, and Rule 10A-3(b) under, the Exchange Act. The Audit Committee held seven meetings in 2007, each of which was attended by all of its members.

Our Audit Committee currently acts under a written Audit Committee Charter adopted by the Board of Directors as of April 29, 2004 and amended by the Board as of January 15, 2007 and December 18, 2007. The Audit Committee Charter, which complies with the NYSE Rules and is subject to amendment from time to time by the Board of Directors, is attached as Appendix A to this proxy statement. The Audit Committee Charter is also posted in the corporate governance section of the investor relations page of our corporate information website located at www.skx.com, and copies are available in print, without charge, upon written request to our Corporate Secretary at Skechers U.S.A., Inc., 228 Manhattan Beach Boulevard, Manhattan Beach, California 90266.

Audit Committee Financial Expert

Our Board of Directors has determined that Morton D. Erlich, who currently serves as Chairman of our Audit Committee, is an “audit committee financial expert” as that term is defined in Item 407(d)(5) of Regulation S-K.

Compensation Committee

Our Compensation Committee is responsible for (i) discharging the Board’s responsibilities relating to compensation of our executive officers, (ii) overseeing the administration of our executive compensation plans, (iii) reviewing and discussing with our management the Compensation Discussion and Analysis required by the applicable rules of the Securities and Exchange Commission (the “SEC”) and recommending to the Board whether such disclosure should be included in our proxy statement and (iv) producing an annual report on executive compensation for inclusion in our proxy statement in accordance with the applicable rules of the SEC. This includes reviewing and approving the annual compensation of our Chief Executive Officer and other executive officers, reviewing and making recommendations to the Board with respect to executive compensation plans, including incentive compensation and equity-based compensation, and reviewing and approving performance goals and objectives with respect to the compensation of our Chief Executive Officer and other executive officers consistent with our executive compensation plans.

The Compensation Committee is composed of Chairman Richard Siskind and Morton D. Erlich. The Compensation Committee held seven meetings in 2007, each of which was attended by both of its members.

Our Compensation Committee currently acts under a written Compensation Committee Charter adopted by the Board of Directors as of March 31, 2006 and amended by the Board as of December 12, 2006. The Compensation Committee Charter, which complies with the NYSE Rules and is subject to amendment from time to time by the Board of Directors, is posted in the corporate governance section of the investor relations page of our corporate information website located at www.skx.com. Copies are available in print, without charge, upon written request to our Corporate Secretary at Skechers U.S.A., Inc., 228 Manhattan Beach Boulevard, Manhattan Beach, California 90266.

Compensation Committee Interlocks and Insider Participation

Our Compensation Committee is composed of Richard Siskind and Morton D. Erlich, neither of whom has ever been an employee or officer of our company or any of its subsidiaries. None of our executive officers has served or currently serves on the board of directors or on the compensation committee of any other entity, which has officers who served on our Board of Directors or Compensation Committee during the fiscal year ended December 31, 2007.

Director Nominations

As a Controlled Company under the NYSE Rules, we are not required to and currently do not have a nominating committee. Our Chairman of the Board, in consultation with other members of management and directors, performs the functions of a nominating committee, including the identification and evaluation of director candidates. Nominees for directors are identified and recommended by the Chairman of the Board and presented to the full Board of Directors. Qualifications and skills that the Board of Directors requires of directors are set forth in our Corporate Governance Guidelines, which was adopted by the Board as of April 28, 2004 and is posted in the corporate governance section of the investor relations page of our corporate information website located at www.skx.com. Copies are available in print, without charge, upon written request to our Corporate Secretary at Skechers U.S.A., Inc., 228 Manhattan Beach Boulevard, Manhattan Beach, California 90266. Our Board of Directors seeks members from diverse professional and personal backgrounds who combine a broad spectrum of experience and expertise with a reputation for integrity. Factors considered in evaluating a director candidate include the evaluation of diversity, age, skills and experience in the context of the needs of the Board. Additionally, directors should not serve on more than two boards of public companies in addition to our Board of Directors. The Board believes that the functions of a nominating committee are more than adequately performed by our Chairman of the Board and the Board of Directors as a whole.

Pursuant to our bylaws, a stockholder may nominate a person for election as a director at an annual meeting of stockholders only if written notice of such stockholder’s intent to make such nomination has been given to our Corporate Secretary no later than the close of business on the 60th day nor earlier than the close of business on the 90th day in advance of such meeting. Each notice is required to set forth certain information, including (i) the name and address of the stockholder and of the person or persons to be nominated, (ii) a description of all arrangements or understandings between the stockholder and each nominee pursuant to which the nomination is to be made, (iii) information regarding each nominee as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had the nominee been nominated, or intended to be nominated, by the Board and (iv) the consent of each nominee to serve as a director if so elected. The stockholder must also promptly provide any other information that we reasonably request.

Executive Sessions

Non-management directors meet regularly in executive sessions without our management. Non-management directors are those directors who are not also our executive officers and include directors, if any, who are not independent by virtue of the existence of a material relationship with our company. Executive sessions are led by a Presiding Independent Director. An executive session is typically held in conjunction with each regularly scheduled Audit Committee meeting and other sessions may be called by the Presiding Independent Director in his own discretion or at the request of the Board of Directors. Morton D. Erlich is currently designated as the Presiding Independent Director.

COMPENSATION DISCUSSION AND ANALYSIS

The following discussion and analysis of compensation arrangements of our Named Executive Officers for 2007 should be read together with the compensation tables and related disclosures set forth below. The Named Executive Officers are those executive officers listed in the table captioned Summary Compensation Table in this proxy statement: Robert Greenberg, Chief Executive Officer; Michael Greenberg, President; David Weinberg, Chief Operating Officer; Frederick Schneider, Chief Financial Officer; and Mark Nason, Executive Vice President of Product Development. This discussion contains forward looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt may differ materially from currently planned programs as summarized in this discussion.

Role of Compensation Committee

Our executive compensation program is administered by or under the direction of the Compensation Committee of our Board of Directors. Under the terms of its Charter, the Compensation Committee is responsible for (i) discharging the Board’s responsibilities relating to compensation of our executive officers, (ii) overseeing the administration of our executive compensation plans, (iii) reviewing and discussing with Skechers’ management this Compensation Discussion and Analysis required by the applicable SEC rules and recommending to the Board its inclusion in this proxy statement and (iv) producing the annual report on executive compensation included elsewhere in this proxy statement in accordance with the applicable SEC rules.

The Compensation Committee has the authority to retain the services of outside advisors, experts and other consultants to assist in the evaluation of the compensation of the Chief Executive Officer, the other executive officers and the Board of Directors. Neither we nor our Compensation Committee retained a compensation consultant in 2007 to review policies and procedures with respect to executive compensation or to advise us on compensation matters. For 2007, the Compensation Committee reviewed management’s compensation recommendations and then discussed these recommendations with management. The final recommendation by the Compensation Committee was approved by the Board of Directors.

Role of Management in Compensation Decisions

Management, led by our Chief Executive Officer, President and Chief Operating Officer, annually makes recommendations to the Compensation Committee regarding (i) annual base salary and bonuses to be paid to executive officers, (ii) the formation and modification of our equity-based and incentive compensation plans for executive officers, (iii) awards to be granted under our equity-based compensation plan and (iv) performance metrics to be used to calculate incentive compensation that executive officers may earn under our incentive compensation plan. Management also meets periodically with the Compensation Committee to discuss these recommendations, which are based on management’s assessment of the base salary, equity-based compensation and incentive compensation opportunities that are competitive within our industry and within the geographical labor markets in which we participate. The Compensation Committee has the authority to adopt, modify or reject any of these recommendations.

Compensation Objectives

The basic compensation philosophy of our management and the Compensation Committee is to provide competitive salaries and incentives to executive officers in order to promote superior financial performance. The Compensation Committee believes that compensation paid to executive officers should be closely aligned with our performance on both a short-term and long-term basis, linked to specific, measurable results intended to create value for stockholders, and that such compensation should assist us in attracting and retaining key executives critical to our long-term success.

Our executive compensation policies are designed to achieve four primary objectives:

•	attract and motivate well-qualified individuals with the ability and talent for us to achieve our business objectives and corporate strategies;

•	provide incentives to achieve specific short-term individual and corporate goals by rewarding achievement of those goals at established financial performance levels;

•	provide incentives to achieve longer-term financial goals and reinforce sense of ownership through award opportunities that can result in ownership of stock; and

•	promote retention of key executives and align the interests of management with those of the stockholders to reinforce achievement of continuing increases in stockholder value.

Consistent with our performance-based philosophy, the Compensation Committee reviews and approves our compensation programs to effectively balance executive officers’ salaries with incentive compensation that is performance-based as well as to reward annual performance while maintaining a focus on longer-term objectives. We believe that it serves the needs of our stockholders and key executives to provide incentives commensurate with individual management responsibilities and past and future contributions to corporate objectives. The mix of compensation elements varies based on an executive officer’s position and responsibilities with Skechers.

To maximize stockholder value, we believe that it is necessary to deliver consistent, long-term sales and earnings growth. Accordingly, the Compensation Committee reviews not only the individual compensation elements, but the mix of individual compensation elements that make up the aggregate compensation and attempts to balance the total compensation package between short-term, long-term and currently paid cash and equity compensation in a way that meets the objectives set forth above.

Elements of Compensation

Our executive compensation consists of three primary components:

•	base salary and benefits;

•	performance-based compensation, if any, under the 2006 Annual Incentive Compensation Plan (the “2006 Plan”); and

•	equity compensation awarded under the 2007 Incentive Award Plan (the “2007 Plan”), including restricted stock and stock options.

These components, individually and in the aggregate, are designed to accomplish one or more of the four compensation objectives described above.

Base Salary

Base salaries for our Named Executive Officers are established based on the scope of their respective responsibilities, taking into account market compensation paid by competitors within our industry and other companies of similar type, size and financial performance for individuals in similar positions. We set base compensation for our Named Executive Officers at levels that we believe enable us to hire and retain individuals in a competitive environment, and to reward satisfactory performance at an acceptable level based upon contributions to our overall business objectives.

Base salaries are generally reviewed annually, but may be adjusted from time to time to realign salaries with market levels. In reviewing base salaries, we consider various factors, including (i) each individual’s level of responsibilities, performance and results achieved, and professional experience, (ii) a comparison to base salaries paid to employees in comparable positions by our competitors and companies of similar type, size and financial performance and (iii) cost of living increases. The base salaries of Messrs. Weinberg and Nason increased for 2007 over the previous year’s levels as a result of a combination of factors, including continued positive financial performance by Skechers, improved individual performances and increased responsibilities. While the base salaries of Robert Greenberg and Michael Greenberg remained unchanged year-over-year, the same factors could be attributed to increases in their total compensation over 2006. This was consistent with our performance-based philosophy, as our Named Executive Officers’ total compensation for 2007 was generally more heavily weighted towards incentive compensation as compared to the previous year. This same philosophy was applied when determining Mr. Schneider’s base salary (and formulae for annual incentive compensation) for 2007, and while his base salary remained unchanged year-over-year too, his total compensation for 2007 did not increase largely due to the decrease in the fair value of stock awards and option awards that were granted prior to 2007.

Annual Incentive Compensation

The 2006 Plan is intended to advance our interests and those of our stockholders and to assist us in attracting and retaining executive officers by providing incentives and financial rewards to such executives who, because of the extent of their responsibilities can make significant contributions to our success through their ability, industry expertise, loyalty and exceptional services.

The 2006 Plan continues the annual bonus policy that we have used for many years and provides executive employees including the Named Executive Officers with the opportunity to earn bonuses based on our financial performance by linking incentive award opportunities to the achievement of our performance goals. The 2006 Plan allows us to set annual performance criteria and goals that are flexible and change with the needs of our business. The Compensation Committee annually approves the performance criteria and goals that will be used in formulae to calculate our Named Executive Officers’ incentive compensation for each fiscal year. By determining performance criteria and setting goals at the beginning of each fiscal year, our Named Executive Officers understand our goals and priorities during the current fiscal year. Our performance goals are set by reference to one or more of the business criteria that are listed under “Executive Compensation—2006 Annual Incentive Compensation Plan.” The business criteria used in the formulae to calculate the incentive compensation of our Chief Executive Officer, President and Chief Operating Officer for 2007 were our net sales and net earnings because the Compensation Committee believes that they provide an accurate and comprehensive measure of our annual performance. For our other Named Executive Officers, our net sales were used to calculate their incentive compensation for 2007.

The potential payments of incentive compensation to our Named Executive Officers are performance-driven and therefore completely at risk. The payment of any incentive compensation for a fiscal year under the 2006 Plan is conditioned on the Company achieving at least certain threshold performance levels of the business criteria approved by the Compensation Committee, and no payments will be made to the Company’s Named Executive Officers if the threshold performance levels are not met. Any incentive compensation to be paid to the Named Executive Officers in excess of the threshold amounts is based on the Compensation Committee’s pre-approved business criteria and formulae for the respective Named Executive Officers. The threshold performance levels for 2007 were “attainable” based on our recent historical financial performance, and additional incentive compensation could have been earned based on our financial performance exceeding increasingly challenging levels of performance goals, none of which was certain to be achieved. The Compensation Committee did not place a maximum limit on the incentive compensation that could have been earned by the Named Executive Officers in 2007, although the maximum amount of incentive compensation that any Named Executive Officer may earn in a 12-month period under the 2006 Plan is $5,000,000.

The Named Executive Officers were generally targeted to receive from 20% to 70% of their annual salaries for 2007 in annual bonus compensation, which was determined to be competitive in the marketplace for similar positions. In determining the potential awards that computed into these percentages, the Compensation Committee considered each Named Executive Officer’s position, responsibilities and prospective contribution to the attainment of our performance goals. The percentage of total compensation represented by incentive awards is generally higher for more senior executives to reflect their greater influence on profits and sales and to put a larger percentage of their total potential cash compensation “at risk.” Accordingly, our Chief Executive Officer, Robert Greenberg, was at the top end of the range.

Based on our financial performance and the performance goals previously set by the Compensation Committee for each Named Executive Officer for 2007, the actual incentive compensation earned by each Named Executive Officer for 2007 was $1,706,330 for Robert Greenberg, which represented 62% of his total compensation; $873,798 for Michael Greenberg, which represented 45% of his total compensation; $528,166 for David Weinberg, which represented 33% of his total compensation, $382,532 for Mark Nason, which represented 27% of his total compensation; and $191,266 for Frederick Schneider, which represented 26% of his total compensation.

Incentive compensation awarded under the 2006 Plan complements the approach of our equity compensation program described below, which is focused on our long-term achievements for earnings per share and total stockholder return.

Equity-Based Compensation

Awards of restricted stock, stock options and other forms of equity-based compensation under the 2007 Plan are designed to:

•	closely align management and stockholder interests;

•	promote retention and reward executives and other key employees for building stockholder value; and

•	encourage long-term investment in Skechers by participating Named Executive Officers.

The Compensation Committee believes that stock ownership by management has been demonstrated to be beneficial to all stockholders and stock awards have been granted by Skechers to executive officers and other employees prior to 2007 for the foregoing reasons. However, under the 1998 Stock Option, Deferred Stock and Restricted Stock Plan (the “1998 Stock Plan”), we did not issue any shares of restricted stock to the Named Executive Officers as part of their annual compensation in 2007, and we have not granted any stock options to the Named Executive Officers as part of their annual compensation since February 2004. The 1998 Stock Plan was terminated and no additional awards under that plan were permitted after December 31, 2007. As of January 1, 2008, our employees including the Named Executive Officers were eligible to receive, from time to time, issuances of restricted stock, grants of stock options and other equity-based compensation under the 2007 Plan. Following a meeting of the Compensation Committee in December 2007, certain executive employees including all of the Named Executive Officers were awarded shares of restricted stock in January 2008 under the 2007 Plan as a component of their total compensation for the 2008 fiscal year.

Restricted Stock

Historically, awards of restricted stock made to our Named Executive Officers are subject to certain restrictions that generally lapse over a period of four years from the date of award. This vesting schedule promotes retention and encourages long-term investment in Skechers by those Named Executive Officers who do not already hold shares of our Class A or Class B Common Stock. This also provides a reasonable time frame to align the Named Executive Officers’ compensation with stockholder interests since any appreciation of our stock price will benefit both management and stockholders. An additional advantage of restricted stock is that, in comparison to stock options, fewer shares are required to deliver the same economic value. This may result in lower stockholder dilution than granting stock options. While we did not issue any shares of restricted stock to the Named Executive Officers as part of their annual compensation in 2007, they were awarded restricted shares in January 2008 as part of their total compensation for the 2008 fiscal year in part due to these advantages.

Stock Options

Historically, grants of stock options made to our Named Executive Officers generally vest over a period of three years, with 25% vesting on the date of grant and 25% vesting each anniversary thereafter, with all such options exercisable on the third anniversary of the date of grant. This vesting schedule promotes retention while the nature of stock options provides Named Executive Officers and other key employees with an incentive to contribute to stockholder value in the long term. Stock options are typically priced at the closing price of our Class A Common Stock on the New York Stock Exchange on the date of grant. All stock options expire ten years from the date of grant. This provides a reasonable time frame to align the Named Executive Officers’ compensation with stockholder interests since any appreciation of our stock price will benefit both management and stockholders. While playing a lesser role in our current equity-based compensation program, stock options are still an appropriate and highly motivating vehicle for delivering long-term incentives. Stock options provide a direct link with stockholder interests as they have zero intrinsic value unless our stock price increases above the grant date price. Despite these advantages, when the Compensation Committee met in December 2007 to re-evaluate whether to award equity-based compensation, they decided to award shares of restricted stock rather than grant stock options to the Named Executive Officers in January 2008 as part of their total compensation for the 2008 fiscal year.

Employment Agreements, Severance Benefits and Change of Control Provisions

We do not have any employment, severance or change-of-control agreements in effect with any of our Named Executive Officers.

As mentioned above in this Compensation Discussion and Analysis under the heading “Equity-Based Compensation,” as of December 31, 2007, we had granted certain stock options and awarded shares of restricted stock that are subject to accelerated vesting upon a change of control of Skechers. Generally, with respect to stock options previously granted under the 1998 Stock Plan that remain outstanding, 25% of the options vested immediately on the date of grant and the remaining options vest 25% per year on each anniversary of the date of grant, with all such options exercisable on the third anniversary of the date of grant. For all shares of restricted stock awarded to date under the 1998 Stock Plan, 20% of the shares vested immediately on the date of award and the remaining shares vest 20% per year on each anniversary of the date of award, with restrictions on all shares lapsing on the fourth anniversary of the date of award. In the event of a change of control, all stock options and awards of restricted stock will vest in full.

A “change of control” is defined in the 1998 Stock Plan and the agreements under the 1998 Stock Plan as (i) the acquisition by certain persons of our securities representing 50% or more of the combined voting power of our outstanding securities; (ii) a change during any two-year period in a majority of the Board of Directors unless each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period, or whose election or nomination was so approved; approval by our stockholders of a merger or consolidation (except with certain permitted entities); or (iii) approval by our stockholders of a complete liquidation of our company or the sale or disposition of all or substantially all of our assets.

As of December 31, 2007, we had not granted any awards of restricted shares of Class A Common Stock, grants of options to purchase shares of Class A Common Stock or other equity-based compensation under the 2007 Plan, although the change of control terms of the 2007 Plan are substantially similar to those of the 1998 Stock Plan.

The Compensation Committee believes that our change of control policy is consistent with the objectives of providing the highest possible return to stockholders by allowing the Named Executive Officers to be able to effectively participate equally with stockholders in evaluating alternatives in the event of a change of control transaction, without compelling the Named Executive Officer to remain employed under new ownership.

Equity Award Practices

As described under the Equity Compensation section, equity-based awards are a key component of our overall executive compensation program. We do not backdate grants of awards nor do we coordinate the grant of awards with the release of material information to result in favorable pricing. Initial grants of awards to executive officers and other new employees are based on the timing of date of hire. Historically, all grants of stock options have been made at 100% of fair market value—the closing price of our Class A Common Stock on the New York Stock Exchange on the date of grant—and grants have never been re-priced.

Perquisites and Other Benefits

We provide our Named Executive Officers with perquisites and other benefits, reflected in the “All Other Compensation” column in the table captioned Summary Compensation Table in this proxy statement, that we believe are reasonable, competitive and consistent with our overall executive compensation program. The costs of these benefits constitute only a small percentage of each Named Executive Officer’s total compensation and include the following:

Employee Healthcare Premiums.  We, at our sole cost, provide to each Named Executive Officer, his spouse and his children such health, dental and vision insurance as we may from time to time make available to our other employees.

Matching Contributions to 401(k) Plan Accounts.  Each Named Executive Officer participating in our contributory retirement plan (the “401(k) Plan”) may contribute up to 15% of his salary to his account under the 401(k) Plan, up to the IRS statutory limitation of $15,500 for 2007 or $20,500 for those over 50 years old. We may make a matching contribution equal to a percentage of salary contributed by the Named Executive Officer to his account by the end of the first quarter of the following fiscal year, which vests 20% per year for five years beginning on the first anniversary of the Named Executive Officer’s hire date. The percentage of this matching contribution is the same for all of our employees participating in the 401(k) Plan for each calendar year.

Aircraft usage.  We have an agreement with an aircraft operator for use of its aircraft for business travel. Each Named Executive Officer may also use the aircraft for personal use. If we are not reimbursed for costs associated with personal use of the aircraft, such costs are considered taxable income to the Named Executive Officer. During 2007, there was no personal use of the aircraft by any of the Named Executive Officers for which we were not reimbursed in full.

Automobile usage.  During 2007, automobiles that we leased or purchased at our sole cost were used by Robert Greenberg, Michael Greenberg and David Weinberg. We also paid on their behalf the automobile insurance premiums related to their use of these automobiles.

Health Club Dues.  During 2007, we paid health club membership fees for David Weinberg and Frederick Schneider.

Impact of Regulatory Requirements

Tax Deductibility of Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code” and, collectively, “Section 162(m)”), places a limit of $1,000,000 on the annual amount of compensation (other than compensation that qualifies as “qualified performance-based compensation”) that publicly held companies may deduct for federal income tax purposes for certain executive officers.

The Compensation Committee believes that tax deductibility is an important factor, but only one factor, to be considered in evaluating a compensation program. Thus, while the 2006 Plan has generally been designed and administered to maintain tax deductibility and the 2007 Plan permits the Compensation Committee to grant awards that constitute “qualified performance-based compensation”, the Compensation Committee believes competitive and other circumstances may require that the interests of Skechers and its stockholders are best served by providing compensation that is not fully tax deductible. Accordingly, the Compensation Committee may continue to exercise discretion to provide base salaries or other compensation that may not be fully tax deductible by Skechers.

Other Tax, Accounting and Regulatory Considerations

Many other Code provisions, SEC regulations and accounting rules affect the delivery of executive compensation and are generally taken into consideration as programs are developed. Our goal is to create and maintain plans that are efficient and in full compliance with these requirements.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis (set forth above) with the management of Skechers, and, based on such review and discussion, the Compensation Committee has recommended to the Board of Directors inclusion of the Compensation Discussion and Analysis in this proxy statement and, through incorporation by reference from this proxy statement, in Skechers’ Annual Report on Form 10-K for the year ended December 31, 2007.

Respectfully submitted,

Morton D. Erlich, Chairman
Geyer Kosinski
Richard Siskind

EXECUTIVE COMPENSATION

The following table sets forth selected information concerning the compensation earned by our Principal Executive Officer, Principal Financial Officer and each of our three most highly compensated executive officers who served in positions other than Principal Executive Officer and Principal Financial Officer at the end of the last completed fiscal year (the “Named Executive Officers”).

Summary Compensation Table

					Non-Equity
			Stock	Option	Incentive Plan	All Other
Name and Principal Position	Year	Salary($)	Awards ($)(1)	Awards ($)(2)	Compensation ($)(3)	Compensation ($)		Total ($)

Robert Greenberg	2007	1,000,000	—	—	1,706,330	29,920	(4)	2,736,250
Chairman of the Board	2006	1,000,000	—	—	1,494,455	35,941	(4)	2,530,396
and Chief Executive Officer
Frederick Schneider	2007	500,000	31,320	5,416	191,266	21,799	(5)	749,801
Chief Financial Officer	2006	500,000	62,389	54,930	198,891	23,860	(5)	840,070
Michael Greenberg	2007	1,000,000	—	—	873,798	48,055	(6)	1,921,853
President	2006	1,000,000	—	—	696,673	40,993	(6)	1,737,666
David Weinberg	2007	1,000,000	—	6,773	528,166	57,514	(7)	1,592,453
Executive Vice President	2006	900,000	—	68,663	497,227	53,574	(7)	1,519,464
and Chief Operating Officer
Mark Nason	2007	1,000,000	—	13,546	382,532	14,465	(8)	1,410,543
Executive Vice President,	2006	846,154	—	137,325	397,782	11,139	(8)	1,392,400
Product Development

(1)	Represents the dollar amount recognized for financial statement reporting purposes in accordance with SFAS 123R for the fair value of restricted stock that was awarded in 2006, as we did not grant any stock awards prior to 2006 and we did not grant any stock awards to Named Executive Officers in 2007. These stock awards are subject to certain restrictions that lapse over a period of four years, with 20% of the shares vesting on the date of award in 2006 and 20% vesting each anniversary thereafter, with all such shares fully vested on the fourth anniversary of the award date. The fair value is calculated using the closing price of our Class A Common Stock on the grant date for the shares awarded. Pursuant to SEC rules, the amount shown excludes the impact of estimated forfeitures related to service-based vesting conditions. The reported amount reflects our company’s stock-based compensation expense for this award and does not correspond to the actual value that will be recognized by Mr. Schneider.

(2)	Represents the dollar amount recognized for financial statement reporting purposes in accordance with SFAS 123R for the fair value of all stock options granted to the Named Executive Officers. We have not granted stock options to Named Executive Officers since 2004. Frederick Schneider’s compensation relates to stock options granted to him in 2004 when he was a non-employee director. These stock options vested over a period of three years, with 25% vesting on the date of grant in 2004 and 25% vesting each anniversary thereafter, with all such options exercisable on the third anniversary of the grant date. The fair value was estimated using the Black-Scholes option-pricing model in accordance with SFAS 123R. The fair value per option was $5.49 based on assumptions of five years expected life, expected volatility of 73%, a risk free rate of 3.23% and no expected dividend yield. Pursuant to SEC rules, the amount shown excludes the impact of estimated forfeitures related to service-based vesting conditions. The reported amounts reflect our company’s stock-based compensation expense for these awards and do not correspond to the actual value that will be recognized by Messrs. Schneider, Weinberg and Nason.

(3)	Represents the cash awards that the Named Executive Officers earned under our 2006 Annual Incentive Compensation Plan. Incentive compensation is paid quarterly based on performance levels that our company achieved in the prior quarter. The amounts listed for 2007 exclude any bonuses earned by the Named Executive Officers in 2006 that were paid in 2007 and include incentive compensation earned in the fourth quarter of 2007 that was paid in February 2008. The amounts listed for 2006 exclude any bonuses earned by the Named Executive Officers in 2005 that were paid in 2006 and include incentive compensation earned in the fourth quarter of 2006 that was paid in March 2007. Additional information regarding the 2006 Annual Incentive Compensation Plan is described in the section entitled “Compensation Discussion and Analysis” in this proxy statement.

(4)	Represents health and life insurance payments of $10,514 and $11,712, and costs of $19,406 and $24,229 related to automobiles purchased by our company for use by Mr. Greenberg for 2007 and 2006, respectively. The aggregate incremental costs of automobile usage are based on depreciation expense for an automobile purchased in 2006 and automobile insurance premiums paid by our company on behalf of Mr. Greenberg.

(5)	Represents health and life insurance payments of $14,150 and $16,240, and payments of health club membership fees of $1,049 and $1,020 for 2007 and 2006, respectively, in addition to matching contributions of $6,600 that we made under the 401(k) Plan for each year.

(6)	Represents health and life insurance payments of $14,340 and $16,240, and costs of $27,115 and $18,153 related to automobiles purchased by our company for use by Mr. Greenberg for 2007 and 2006, respectively, in addition to matching contributions of $6,600 that we made under the 401(k) Plan for each year. The aggregate incremental costs of automobile usage are based on depreciation expense for an automobile purchased in 2006 and automobile insurance premiums paid by our company on behalf of Mr. Greenberg.

(7)	Represents health and life insurance payments of $9,354 and $10,423, payments of health club membership fees of $1,049 and $1,020, and costs of $40,511 and $35,531 related to automobiles leased or purchased by our company for use by Mr. Weinberg for 2007 and 2006, respectively, in addition to matching contributions of $6,600 that we made under the 401(k) Plan for each year. The aggregate incremental costs of automobile usage are based on depreciation expense for an automobile purchased in 2006, payments for another automobile leased prior to the one purchased in 2006 and automobile insurance premiums paid by our company on behalf of Mr. Weinberg.

(8)	Represents health and life insurance payments of $14,340 and $11,014 for 2007 and 2006, respectively, and matching contributions of $125 that we made under the 401(k) Plan for each year.

2006 Annual Incentive Compensation Plan

The 2006 Plan, which is designed to satisfy the requirements of Section 162(m), generally provides for performance-based incentive awards to certain of our key employees.

The 2006 Plan is administered by the Compensation Committee of the Board of Directors (the “Committee”). The Committee has the authority and discretion to administer and interpret the provisions of the 2006 Plan and to adopt such rules and regulations for the administration of the 2006 Plan as the Committee deems necessary or advisable. Decisions of the Committee are final, conclusive and binding upon all parties, including, without limitation, our company and participants in the 2006 Plan. The Committee may designate all or any portion of its power and authority under the 2006 Plan to any sub-committee of the Committee or to any of our executive officers, provided that any such designation is consistent with the requirements of Section 162(m).

The individuals eligible to participate in the 2006 Plan are our Chief Executive Officer and any other executive officer of our company or a subsidiary thereof. Prior to or at the time performance objectives are established for a fiscal quarter, fiscal year or such other period of our company that the Committee, in its sole discretion, may establish up to five years in length (collectively, “Performance Period”), the Committee identifies those executive officers including the Chief Executive Officer who will in fact be participants for such Performance Period.

Within the time period prescribed by Section 162(m), for each Performance Period for which performance objectives are established, the Committee (i) determines the participants who are to be eligible to receive performance-based awards under the 2006 Plan, (ii) selects the performance criteria to be used for each participant and (iii) establishes, in terms of an objective formula or standard for each participant, the performance goal and the amount of each award which may be earned if such performance goal is achieved.

The performance criteria are as follows: net sales, revenue, revenue growth, operating income, pre- or after-tax income (before or after allocation of corporate overhead and bonus), net earnings, earnings per share, net income, financial goals (division, group or corporate), return on equity, total shareholder return, return on assets or net assets, attainment of strategic and operational initiatives, appreciation in and/or maintenance of the price of the shares of our Class A Common Stock or any other publicly-traded securities of our company, market share, gross profits, earnings (including earnings before taxes, earnings before interest and taxes or earnings before interest, taxes, depreciation and amortization), economic value-added models, comparisons with various stock market indices, reductions in costs, cash flow (before or after dividends), cash flow per share (before or after dividends), return on capital (including return on total capital or return on invested capital), cash flow return on investment, and improvement in or attainment of expense levels or working capital levels.

In determining satisfaction with performance goals for a Performance Period, the Committee may direct that adjustments be made to the performance goals or actual financial performance results as reported to reflect extraordinary, unusual or non-recurring organizational, operational or other changes that have occurred during such Performance Period, in each case only to the extent that such adjustments are consistent with the requirements of Section 162(m).

At such time as it determines appropriate following the conclusion of each Performance Period, the Committee certifies, in writing, the amount of the award for each participant for such Performance Period. The amount of an award actually paid to a participant may, in the sole discretion of the Committee, be reduced to less than the amount payable to the participant based on attainment of the performance goals for a Performance Period. Payment of an award to each participant shall be made no later than the fifteenth day of the third month following the end of the our fiscal quarter in which the applicable Performance Period ends.

The 2006 Plan is effective for fiscal years 2006 through 2010, after which our stockholders must re-approve the 2006 Plan for an additional five years at our annual meeting of stockholders in 2011 in order for awards under the 2006 Plan to continue to qualify as performance-based compensation under Section 162(m). The Committee may at any time alter, amend, suspend or terminate the 2006 Plan as it shall deem advisable, subject to any requirement for stockholder approval as required by applicable law, including Section 162(m), and our obligations under our listing agreement with the NYSE. No amendments to, or termination of, the 2006 Plan shall in any way impair the rights of a participant under any award previously granted without such participant’s consent.

We may deduct from any payments of awards under the 2006 Plan any applicable withholding taxes required by law to be withheld with respect to such payments.

Grants of Plan-Based Awards in Fiscal 2007

The following table provides information about plan-based awards granted to the Named Executive Officers in 2007, specifically, the grant date and the estimated future payouts under non-equity incentive plan awards, which consist of potential payouts under the 2006 Annual Incentive Compensation Plan that were awarded in 2007 for the performance period covering fiscal 2007. The Named Executive Officers did not receive any grants of equity incentive plan awards or other stock or option awards in 2007.

		Estimated Future Payments Under
		Non-Equity Incentive Plan Awards(1)
Name of Executive	Grant Date	Threshold ($)	Target ($)	Maximum ($)

Robert Greenberg	3/30/07	—	1,706,330	—
Frederick Schneider	3/30/07	—	191,266	—
Michael Greenberg	3/30/07	—	873,798	—
David Weinberg	3/30/07	—	528,166	—
Mark Nason	3/30/07	—	382,532	—

(1)	These columns are intended to show the potential value of the payments for each Named Executive Officer under the 2006 Plan if the threshold, target or maximum goals are satisfied for the performance measures. The potential payments are performance-driven and therefore completely at risk. Incentive compensation is conditioned on our company achieving a minimum or threshold performance level, and no payments are made to the Named Executive Officers if the threshold performance levels are not met. The Compensation Committee approved the performance goals during the first quarter of 2007 for fiscal 2007. Additional information regarding the business measurements and performance goals for determining the payments are described in the section entitled “Compensation Discussion and Analysis” in this proxy statement. There are no specific target amounts that can be determined, as any incentive compensation for each Named Executive Officer is based on pre-approved percentages in excess of certain performance goals of Skechers. The target amounts presented in this table represent the actual payments of non-equity incentive compensation to each of our Named Executive Officers that was earned in fiscal 2007. There are no maximum amounts presented in this table because when determining the performance goals, the Compensation Committee did not place a limit on the non-equity incentive compensation that could be earned by the Named Executive Officers in fiscal 2007, although the maximum amount of incentive compensation that any Named Executive Officer may earn in a 12-month period under the 2006 Plan is $5,000,000.

Options Exercised and Stock Vested in Fiscal 2007

The following table provides information for the Named Executive Officers regarding the number of shares acquired in 2007 upon the vesting of restricted stock awards and the value realized before payment of any applicable withholding tax and broker commissions. None of the Named Executive Officers exercised stock options in 2007.

Stock Awards
	Number of Shares		Value Realized
Name of Executive	Acquired on Vesting (#)		on Vesting ($)
Robert Greenberg	—		—
Frederick Schneider	2,000	(1)	67,340
Michael Greenberg	—		—
David Weinberg	—		—
Mark Nason	—		—

(1)	Mr. Schneider held 2,000 restricted shares that vested on January 3, 2007, when the closing price per share was $33.67. A

Outstanding Equity Awards at 2007 Fiscal Year-End

The following table provides information on the outstanding stock option and stock awards held by the Named Executive Officers as of December 31, 2007. This table includes unexercised option awards and unvested shares of restricted stock. Each equity award is shown separately for each Named Executive Officer. The market value of the stock award is based on the closing price of our Class A Common Stock as of December 31, 2007, which was $19.51. For additional information about option awards and stock awards, see the description of equity-based compensation in the section entitled “Compensation Discussion and Analysis” in this proxy statement. The Named Executive Officers did not hold any shares underlying unexercised options, unvested shares of stock, units or other rights under any equity incentive plan that had not been earned as of December 31, 2007.

	Option Awards				Stock Awards
	Number of	Number of			Number of
	Securities	Securities			Shares or		Market Value
	Underlying	Underlying			Units of		of Shares or
	Unexercised	Unexercised	Option	Option	Stock That		Units of Stock
	Options (#)	Options (#)	Exercise	Expiration	Have Not		That Have
Name of Executive	Exercisable	Unexercisable	Price ($)	Date	Vested (#)		Not Vested ($)

Robert Greenberg	—	—	—	—	—		—
Frederick Schneider	40,000	0	8.35	2/5/14	6,000	(1)	117,060
Michael Greenberg	37,500	0	13.00	7/6/10	—		—
David Weinberg	37,500	0	13.00	7/6/10	—		—
	37,500	0	15.50	1/1/11
	30,000	0	24.00	4/1/11
	30,000	0	10.58	11/6/11
	36,453	0	8.35	2/5/14
Mark Nason	87	0	2.78	1/15/08	—		—
	1,118	0	3.94	2/1/10
	10,200	0	13.00	7/6/10
	2,500	0	15.50	1/1/11
	30,000	0	24.00	4/1/11
	9,200	0	10.58	11/6/11
	20,000	0	6.95	10/9/12
	51,000	0	8.35	2/5/14

(1)	On January 3, 2006, Mr. Schneider was issued 10,000 restricted shares of Class A Common Stock, of which 2,000 shares vested immediately upon issuance, 2,000 shares vested on January 3, 2007 and 2,000 shares vest each anniversary thereafter for three years. A

Change of Control Benefits

Upon a “change of control” under the 1998 Stock Plan, Frederick Schneider would be entitled to full vesting of his outstanding restricted stock valued at $117,060 based on the closing price of our Class A Common Stock on December 31, 2007. As of December 31, 2007, there were no outstanding unexercisable stock options under the 1998 Stock Plan held by any of the Named Executive Officers, which would be subject to full vesting upon a change of control. For additional information about change of control terms under the 1998 Stock Plan, see the description of 1998 Stock Plan provisions in the section entitled “Compensation Discussion and Analysis” in this proxy statement. As of December 31, 2007, there were no outstanding awards under the 2007 Plan, which would be entitled to any change of control benefits, although the change of control terms of the 2007 Plan are substantially similar to those of the 1998 Stock Plan.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table provides information as of December 31, 2007 regarding compensation plans (including individual compensation arrangements) under which our equity securities are authorized for issuance.

Number of Securities
	Number of Securities		Remaining Available
	to be Issued Upon	Weighted-Average	for Future Issuance
	Exercise of	Exercise Price of	Under Equity Compensation
	Outstanding Options,	Outstanding Options,	Plans (Excluding Securities
Plan Category	Warrants and Rights	Warrants and Rights	Reflected in Column (a))
	(a)	(b)	(c)

Equity compensation plans approved by security holders	1,961,756 (1)	$11.56	15,141,459 (2)
Equity compensation plans not approved by security holders	—	—	—

Total	1,961,756		15,141,459

(1)	Represents 1,961,756 stock options outstanding under the 1998 Stock Plan. Amount does not include an additional 15,167 shares of restricted stock that were outstanding with a weighted-average grant date fair value of $18.32.

(2)	Represents 3,258,209 shares available for issuance under the 1998 Stock Plan, 1,383,250 shares available for issuance under the Amended and Restated 1998 Employee Stock Purchase Plan (the “1998 ESPP”), 7,500,000 shares available for issuance under the 2007 Plan and 3,000,000 shares available for issuance under the 2008 Employee Stock Purchase Plan (the “2008 ESPP”). The shares available for issuance under the 1998 Stock Plan and the 2007 Stock Plan are available for issuance as restricted stock and other forms of equity-based compensation in addition to stock options, warrants and rights. However, the 1998 Stock Plan and the 1998 ESPP were terminated and no additional granting of awards or rights under those plans were permitted after December 31, 2007. The number of shares available for future issuance under the 2008 ESPP Plan may be adjusted on January 1, 2009 and each anniversary thereof for increases equal to the least of 500,000 shares, 1% of the outstanding shares of our capital stock on such date or a lesser amount as may be determined by our Board of Directors.

DIRECTOR COMPENSATION

The following table sets forth information concerning the compensation earned by our directors during 2007. Robert Greenberg, Michael Greenberg, David Weinberg and Jeffrey Greenberg are not included because as employee directors, they did not earn any additional compensation for services provided as members of our Board of Directors.

	Fees Earned or	Stock	Option
Name	Paid in Cash ($)(1)	Awards ($)(2)	Awards ($)(3)	Total ($)

Morton D. Erlich	72,000	31,320	—	103,320
Geyer Kosinski	55,500	—	2,708	58,208
Richard Siskind	62,000	—	2,708	64,708

(1)	This column reports the amount of cash compensation earned in 2007 for Board and committee service.

(2)	This column represents the dollar amount recognized for financial statement reporting purposes with respect to the 2007 fiscal year in accordance with SFAS 123R for the fair value of restricted stock that vested in 2007. These shares represent restricted stock that was awarded in 2006, as we did not grant any stock awards prior to 2006 and we did not grant any stock awards to directors in 2007. These stock awards are subject to certain restrictions that lapse over a period of four years, with 20% of the shares vesting on the date of award in 2006 and 20% vesting each anniversary thereafter, with all such shares fully vested on the fourth anniversary of the award date. The fair value of the award granted to Mr. Erlich was calculated using the closing price of $15.66 for our Class A Common Stock on the New York Stock Exchange on the date of grant, which was January 3, 2006. Mr. Erlich was the only non-employee director with an outstanding stock award at 2007 fiscal year-end, holding 8,000 restricted shares of Class A Common Stock, of which 2,000 shares were vested and 6,000 shares remained restricted.

(3)	This column represents the dollar amount recognized for financial statement reporting purposes with respect to the 2007 fiscal year in accordance with SFAS 123R for the fair value of all stock options granted to the non-employee directors. We have not granted stock options to our directors since 2004. These stock options vested over a period of three years, with 25% vesting on the date of grant in 2004 and 25% vesting each anniversary thereafter, with all such options exercisable on the third anniversary of the grant date. The fair value was estimated using the Black-Scholes option-pricing model in accordance with SFAS 123R. The fair value per option was $5.49 based on assumptions of five years expected life, expected volatility of 73%, a risk free rate of 3.23% and no expected dividend yield. We have not granted stock options to non-employee directors since 2004. The following non-employee directors had outstanding option awards at 2007 fiscal year-end: Messrs. Kosinski and Siskind held options to purchase 35,000 shares and 75,000 shares, respectively.

Non-Employee Directors.  We paid each of our non-employee directors annual compensation of $30,000 for serving on the Board of Directors in 2007. Our Audit Committee Chairman and Compensation Committee Chairman were paid additional annual fees of $15,000 and $5,000, respectively, in 2007. Non-employee directors also received fees of $1,500 for each Board and committee meeting attended during 2007. Non-employee directors are reimbursed for reasonable costs and expenses incurred for attending any of our Board or committee meetings. Compensation, fees, and reimbursable costs and expenses are paid quarterly. During 2007, non-employee directors were not issued any restricted shares of Class A Common Stock nor granted any options to purchase shares of Class A Common Stock under the 1998 Stock Plan. As of January 1, 2008, non-employee directors were eligible to receive awards of restricted shares of Class A Common Stock, grants of options to purchase shares of Class A Common Stock and other equity-based compensation under the 2007 Plan as determined by the Board of Directors.

Employee Directors.  As of December 31, 2007, Robert Greenberg, Michael Greenberg and David Weinberg were the only Named Executive Officers serving on our Board of Directors, and Jeffrey Greenberg was the only non-executive employee serving on our Board of Directors. Employees of Skechers who are members of the Board of Directors are not paid any directors’ fees. Compensation of Robert Greenberg, Michael Greenberg and David Weinberg earned in 2007 is set forth under “Executive Compensation.” Compensation of Jeffrey Greenberg earned in 2007 is discussed in the section entitled “Transactions with Related Persons” in this proxy statement. During 2007, employee directors were not awarded any restricted shares of Class A Common Stock nor granted any options to purchase shares of Class A Common Stock under the 1998 Stock Plan. As of January 1, 2008, employee directors were eligible to receive awards of shares of Class A Common Stock, grants of options to purchase shares of Class A Common Stock and other equity-based compensation under the 2007 Plan as determined by the Board of Directors. In January 2008, they were awarded shares of restricted stock as a component of their total compensation as executive employees for the 2008 fiscal year.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee consists of three non-employee directors who are independent under the standards adopted by the Board of Directors and applicable NYSE Rules and SEC standards. The Audit Committee is responsible for oversight and evaluation of the quality and integrity of Skechers’ financial statements, Skechers’ compliance with legal and regulatory requirements, the qualifications and independence of Skechers’ registered public accounting firm, KPMG LLP, and the performance of Skechers’ internal audit function and of KPMG LLP.

The Audit Committee has reviewed and discussed with Skechers’ management, internal finance staff, internal auditors and KPMG LLP, with and without management present, Skechers’ audited financial statements for the fiscal year ended December 31, 2007, management’s assessment of the effectiveness of Skechers’ internal controls over financial reporting and KPMG LLP’s evaluation of Skechers’ internal controls over financial reporting. The Audit Committee has also discussed with KPMG LLP the results of the independent auditors’ examinations and the judgments of KPMG LLP concerning the quality, as well as the acceptability, of Skechers’ accounting principles and such other matters that Skechers is required to discuss with the independent auditors under applicable rules, regulations or generally accepted auditing standards (including Statement on Auditing Standards No. 114). In addition, the Audit Committee has received from KPMG LLP the written disclosures required by Independence Standards Board Standard No. 1, as amended, and has discussed with KPMG LLP their independence from Skechers and management, including a consideration of the compatibility of non-audit services with their independence, the scope of the audit and the fees paid to KPMG LLP during the year.

Based on our review and the discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Skechers’ Annual Report on Form 10-K for the year ended December 31, 2007 for filing with the SEC.

Respectfully submitted,

Morton D. Erlich, Chairman
Geyer Kosinski
Richard Siskind

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Fees to Independent Registered Public Accounting Firm for Fiscal Years 2007 and 2006

We retained KPMG LLP to provide services for fiscal years 2007 and 2006 in the categories and amounts as follows:

Service	2007	2006
Audit fees(1)	$1,554,000	$1,577,000
Audit-related fees	—	—
Tax fees(2)	177,000	173,000
All other fees(3)	100,000	63,000

Total audit and non-audit fees	$1,831,000	$1,813,000

(1)	These are fees for professional services performed by KPMG LLP for the audit of our annual financial statements and the review of our annual report on Form 10-K, the review of financial statements included in our quarterly reports on Form 10-Q, the attestation of the effectiveness of internal controls under Section 404 of the Sarbanes-Oxley Act of 2002, as amended, and consultations regarding financial accounting and reporting, as well as for services that are normally provided in connection with statutory and regulatory filings or engagements.

(2)	These are fees for professional services performed by KPMG LLP with respect to U.S. federal, state and international tax compliance, tax consulting and tax work stemming from “Audit” items. This includes preparation of original tax returns for our company and its consolidated subsidiaries.

(3)	These are fees for other permissible work performed by KPMG LLP that does not meet the other category descriptions.

Pre-Approval Policy

The Audit Committee’s Pre-Approval Policy provides for pre-approval of specifically described audit, audit-related, tax and all other services by the Audit Committee in order to ensure that the provision of such services does not impair the independent registered public accounting firm’s independence. The Pre-Approval Policy also provides a list of prohibited non-audit services. Unless a type of service to be provided by the independent registered public accounting firm has received general pre-approval, the requested service will require specific pre-approval by the Audit Committee. The term of any pre-approved services is 12 months from the date of pre-approval, unless the Audit Committee specifically provides for a different period. The Audit Committee will periodically review and may revise the list of pre-approved services, based on subsequent determinations. Pre-approval fee levels for all services to be provided by the independent registered public accounting firm are established annually by the Audit Committee after the independent registered public accounting firm’s appointment for the then current fiscal year has been ratified by our stockholders at the Annual Meeting. Any fees for proposed services exceeding these levels will also require specific pre-approval by the Audit Committee.

Attendance at Annual Meeting

A representative of KPMG LLP will attend the Annual Meeting to make any statements he or she may desire and to respond to appropriate stockholder questions.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of Class A Common Stock and Class B Common Stock as of March 31, 2008 by (i) each of our directors, (ii) each of our Named Executive Officers, (iii) each person that we know to be a beneficial owner of more than 5% of either class of our Common Stock and (iv) all of our directors and executive officers as a group.

Each stockholder’s percentage of ownership in the following table is based upon 33,287,596 shares of Class A Common Stock and 12,851,789 shares of Class B Common Stock outstanding as of March 31, 2008. Our Class B Common Stock is convertible at any time into shares of Class A Common Stock on a one-for-one basis. Beneficial ownership is determined in accordance with SEC rules and regulations. In computing the number of shares of our Class A Common Stock beneficially owned by a person and the percentage of beneficial ownership of that person, shares of Class A Common Stock underlying notes, options or shares of Class B Common Stock held by that person that are convertible or exercisable, as the case may be, within 60 days of March 31, 2008 are included. Those shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person. See the section entitled “Transactions with Related Persons” in this proxy statement for a description of transactions between the Greenberg Family Trust, of which Robert Greenberg is a trustee, Michael Greenberg and our company. To our knowledge, unless otherwise indicated in the footnotes to this table and subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares of Class A and Class B Common Stock set forth opposite such person’s name. Unless otherwise indicated in the footnotes below, the address of each beneficial owner listed below is c/o Skechers U.S.A., Inc., 228 Manhattan Beach Boulevard, Manhattan Beach, California 90266.

	Number of		Percentage of	Number of		Percentage of
	Class A Shares		Class A Shares	Class B Shares		Class B Shares
Name of Beneficial Owner	Beneficially Owned		Beneficially Owned	Beneficially Owned		Beneficially Owned

5% stockholders:
Wellington Management Company, LLP	3,141,875	(1)	9.4%	—		—
Defiance Asset Management, LLC	1,996,359	(2)	6.0	—		—
Named Executive Officers and directors:
Robert Greenberg	10,061,478	(3)	23.2	10,031,840	(4)	78.1%
Michael Greenberg	896,883	(5)	2.6	799,991	(6)	6.2
Jeffrey Greenberg	747,526	(7)	2.2	624,834	(8)	4.9
David Weinberg	286,890	(9)	*	—		—
Mark Nason	140,333	(10)	*	—		—
Frederick Schneider	73,266	(11)	*	—		—
Philip Paccione	21,403	(12)	*	—		—
Morton D. Erlich	8,000	(13)	*	—		—
Geyer Kosinski	35,000	(14)	*	—		—
Richard Siskind	89,333	(15)	*	—		—
All current directors and executive officers as a group (10 persons)	12,360,112	(16)	27.3%	11,456,665		89.1%

*	Less than 1.0%

(1)	Information is based on a Schedule 13G filed with the SEC on February 14, 2008 and represents the number of shares reported as beneficially owned as of December 31, 2007. Wellington Management Company, LLP (“Wellington”), in its capacity as investment adviser, may be deemed to beneficially own 3,141,875 shares that are held of record by its clients. Wellington has shared voting power with respect to 2,012,604 of the shares that it beneficially owns and shared dispositive power with respect to 3,080,075 of these shares. Principal business office of Wellington is located at 75 State Street, Boston, Massachusetts 02109.

(2)	Information is based on a Schedule 13G filed with the SEC on February 14, 2008 and represents the number of shares beneficially owned as of December 31, 2007. Defiance Asset Management, LLC (“Defiance”), Robert Marcin and Steve Epstein have shared voting power and shared dispositive power with respect to 1,996,359 shares. Principal business office of Defiance is located at 100 Front Street, Suite 920, West Conshohocken, PA 19428.

(3)	Includes 10,031,840 shares of Class B Common Stock that are convertible at any time into shares of Class A Common Stock on a one-for-one basis. Beneficial ownership of these shares is described in greater detail in note 4 below.

(4)	Represents 10,031,840 shares of Class B Common Stock held by the Greenberg Family Trust (the “Trust”) that Robert Greenberg, our Chief Executive Officer and Chairman of the Board, is deemed to beneficially own as a trustee of the Trust. His wife, Susan Greenberg, is also a trustee of the Trust and is also deemed to beneficially own all shares held by the Trust.

(5)	Includes 799,991 shares of Class B Common Stock that are convertible at any time into shares of Class A Common Stock on a one-for-one basis, 37,500 shares of Class A Common Stock underlying options that are exercisable currently or within 60 days of March 31, 2008 and 22,650 shares of Class A Common Stock beneficially owned by Michael Greenberg, our President and a member of our Board of Directors, indirectly through his wife, Wendy Greenberg, and their children. Mr. Greenberg disclaims beneficial ownership of these 22,650 shares except to the extent of his pecuniary interest therein. Beneficial ownership of the 799,991 shares of Class B Common Stock is described in greater detail in note 6 below.

(6)	Represents 748,691 shares of Class B Common Stock held by the Michael and Wendy Greenberg Family Trust that Michael Greenberg is deemed to beneficially own as trustee of such trust, and 51,300 shares of Class B Common Stock held in various trust accounts for Mr. Greenberg’s minor children and of which a third party acts as trustee. Mr. Greenberg disclaims beneficial ownership of these 51,300 shares except to the extent of his pecuniary interest therein.

(7)	Includes 624,834 shares of Class B Common Stock that are convertible at any time into shares of Class A Common Stock on a one-for-one basis and 47,260 shares of Class A Common Stock underlying options that are exercisable currently or within 60 days of March 31, 2008. Beneficial ownership of the 624,834 shares of Class B Common Stock is described in greater detail in note 8 below.

(8)	Represents 549,830 shares of Class B Common Stock held by the Jeffrey and Lori Greenberg Family Trust that Jeffrey Greenberg, a member of our Board of Directors, is deemed to beneficially own as trustee of such trust. Also represents 36,476 shares of Class B Common Stock held by the Chloe July Greenberg 2004 Trust and 30,000 shares of Class B Common Stock held by the Catherine Elle Greenberg 2006 Trust that Mr. Greenberg is deemed to beneficially own as trustee of such trusts, and 5,914 shares of Class B Common Stock held by the Chloe July Greenberg custodial account and 2,614 shares of Class B Common Stock held by the Catherine Elle Greenberg custodial account, for which one of his siblings acts as custodian. These trust accounts and custodial accounts are for Mr. Greenberg’s two daughters who are minors, and he disclaims beneficial ownership of the 8,528 shares held in the two custodial accounts except to the extent of his pecuniary interest therein.

(9)	Includes 97,654 shares of Class A Common Stock that David Weinberg, our Chief Operating Officer, Executive Vice President and a member of our Board of Directors, is deemed to beneficially own as sole trustee of The David Weinberg Trust dated September 7, 2000, and 171,453 shares of Class A Common Stock underlying options that are exercisable currently or within 60 days of March 31, 2008.

(10)	Includes 124,018 shares of Class A Common Stock underlying options that are exercisable currently or within 60 days of March 31, 2008.

(11)	Includes 40,000 shares of Class A Common Stock underlying options that are exercisable currently or within 60 days of March 31, 2008, 15,000 shares held by the Schneider Limited Partnership that Frederick Schneider, our ChiefFinancial Officer, is deemed to beneficially own as its general partner and 8,338 shares held by The Schneider CA Partnership that Mr. Schneider is deemed to beneficially own as its general partner.

(12)	Includes 15,000 shares of Class A Common Stock underlying options that are exercisable currently or within 60 days of March 31, 2008.

(13)	Includes 4,000 shares of Class A Common Stock held by The Erlich Family Trust that Morton D. Erlich, a member of our Board of Directors, is deemed to beneficially own as a trustee of such trust.

(14)	Represents shares of Class A Common Stock underlying options that are exercisable currently or within 60 days of March 31, 2008.

(15)	Includes 75,000 shares of Class A Common Stock underlying options that are exercisable currently or within 60 days of March 31, 2008.

(16)	Includes 545,231 shares of Class A Common Stock underlying options that are exercisable currently or within 60 days of March 31, 2008 by our executive officers and Board of Directors.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

Section 16(a) of the Exchange Act requires our officers, directors and persons who own more than ten percent of a registered class of our securities, to file with the SEC reports of initial ownership (Form 3’s) and reports of changes in ownership (Form 4’s and 5’s) of our securities. Officers, directors and greater than ten percent stockholders are required by the SEC’s regulations to furnish us with copies of all Section 16(a) forms that they file. Based on our review of copies of Form 3’s, 4’s and 5’s furnished to us as well as communications with our officers, directors and greater than ten percent stockholders, we believe that all of them complied with the filing requirements of Section 16(a) and we are not aware of any late or missed filings of such reports for the 2007 fiscal year.

TRANSACTIONS WITH RELATED PERSONS

Policies and Procedures

As provided in our Audit Committee Charter, a copy of which is attached as Appendix A to this proxy statement, the Audit Committee shall review (i) at least annually a summary of directors’ and executive officers’ related party transactions and potential conflicts of interest and our policies relating to the avoidance of conflicts of interest (which is discussed in our Code of Business Conduct and Ethics), (ii) past and proposed transactions between our company, on the one hand, and any of our directors or executive officers, on the other hand, and (iii) policies and procedures as well as audit results associated with directors’ and executive officers’ expense accounts and perquisites, including the use of corporate assets.

Our Policies and Procedures for Related Person Transactions (the “Policy”), which was adopted by the Board of Directors as of March 8, 2007, covers any transaction, arrangement or relationship, or series of similar transactions, arrangements or relationships, (including any indebtedness or guarantee of indebtedness) in which (i) the aggregate amount involved will or may be expected to exceed $100,000 in any calendar year, (ii) we are a participant, and (iii) any Related Person has or will have a direct or indirect interest (other than solely as a result of being a director or a less than ten percent beneficial owner of another entity). A “Related Person” is any (a) person who is or was (since the beginning of the last fiscal year for which we have filed a Form 10-K and proxy statement, even if they do not presently serve in that role) an executive officer, director or nominee for election as a director of Skechers, (b) greater than five percent beneficial owner of our Class A or Class B Common Stock or (c) immediate family member of either of the foregoing.

Certain categories of transactions with Related Persons (such as transactions involving competitive bids) have been reviewed and pre-approved by the Audit Committee under the Policy. The Audit Committee shall review the material facts of all other transactions with Related Persons that require the Committee’s approval. If advance approval by the Audit Committee of a transaction with a Related Person is not feasible, then the transaction shall be considered and, if the Committee determines it to be appropriate, ratified at the Committee’s next regularly scheduled meeting. Factors that the Audit Committee will take into account include whether the transaction with a Related Person is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the Related Person’s interest in the transaction. No Audit Committee member shall participate in any discussion or approval of a transaction with a Related Person pursuant to which he is a Related Person except for providing material information concerning the transaction. For those transactions with a Related Person that are ongoing, the Audit Committee, on at least an annual basis, shall review and assess ongoing relationships with the Related Person to determine that the Related Person remains appropriate.

The following list of transactions with Related Persons includes all such transactions that took place since January 1, 2007, which were identified by the Audit Committee, and each of these transactions was reviewed, and approved or ratified by the Audit Committee, pursuant to the policies and procedures discussed herein.

Related Person Transactions

As of March 31, 2008, Robert Greenberg, who is our Chairman of the Board and Chief Executive Officer, his children and the Greenberg Family Trust, collectively, beneficially own 99.6% of our Class B Common Stock and approximately 79.5% of the combined voting power of our Class A and Class B Common Stock. Robert Greenberg, directly and indirectly through the Greenberg Family Trust, beneficially owns approximately 62.0% of the combined voting power of our Class A and Class B Common Stock. As a result, Robert Greenberg is a “control person” of Skechers within the meaning of the rules and regulations promulgated under the Securities Act of 1933, as amended, and we are considered a “Controlled Company” under the NYSE Rules and are thereby exempt from certain listing requirements and regulations as set forth in the NYSE Rules. Michael Greenberg, who is our President, and Jeffrey Greenberg, both of whom are members of our Board of Directors, are each beneficiaries of the Greenberg Family Trust, which influences the election of Robert Greenberg, Michael Greenberg and Jeffrey Greenberg to our Board of Directors.

Shares of our Class A Common Stock issuable upon conversion of shares of Class B Common Stock held by the Greenberg Family Trust and Michael Greenberg are subject to certain registration rights. We entered into a registration rights agreement with the Greenberg Family Trust and Michael Greenberg pursuant to which we agreed that we will, on up to two separate occasions per year, register up to one-third of the shares of our Class A Common Stock issuable upon conversion of their shares of Class B Common Stock beneficially owned as of our initial public offering of Class A Common Stock by each such stockholder in any one year, provided, among other conditions, that the underwriters of any such offering have the right to limit the number of shares included in such registration. We also agreed that, if we cause a registration statement to be filed with the SEC, each such stockholder shall have the right to include in such registration statement up to one-third of the shares of our Class A Common Stock issuable upon conversion of their shares of Class B Common Stock beneficially owned as of our initial public offering of Class A Common Stock provided, among other conditions, that the underwriters of any such offering have the right to limit the number of shares included in such registration. All expenses of such registrations shall be at our expense.

Michael Greenberg owns a 12% beneficial ownership interest in Manhattan Inn Operating Company, LLC (“MIOC”), the primary business of which is to own and operate the Shade Hotel, which opened in Manhattan Beach, California in November 2005. Michael Greenberg, David Weinberg, who is our Chief Operating Officer, Executive Vice President and a member of our Board of Directors, and Michael Greenberg’s brothers Jeffrey Greenberg, who is a director of Skechers, and Jason and Joshua Greenberg, all of whom are senior vice presidents of Skechers, own in aggregate a 17% beneficial ownership interest in MIOC. During 2007, we paid approximately $175,000 to the Shade Hotel for lodging, food and events that were held there including our annual holiday party.

Jeffrey Greenberg, Jason Greenberg and Joshua Greenberg, who are the children of Robert Greenberg and also the siblings of Michael Greenberg, are non-executive employees of Skechers, and they earned total compensation of $746,843, $793,105 and $772,900, respectively, in 2007. Jeffrey Greenberg was also a member of our Board of Directors in 2007, but did not earn any additional compensation for services provided as a director.

NOMINATIONS AND STOCKHOLDER PROPOSALS FOR 2009 ANNUAL MEETING

Stockholder proposals intended to be presented at our next Annual Meeting of Stockholders to be held in 2009 must be received at our principal executive offices no later than January 1, 2009 to be considered for inclusion in the proxy statement and form of proxy relating to that meeting. Proposals must comply with the proxy rules relating to stockholder proposals, in particular Rule 14a-8 under the Exchange Act, to be included in our proxy materials. Stockholders who wish to submit a proposal for consideration at our 2009 Annual Meeting of Stockholders, but who do not wish to submit a proposal for inclusion in our proxy statement, must, in accordance with our bylaws, deliver a copy of their proposal no later than the close of business on the 60th day nor earlier than the close of business on the 90th day in advance of such meeting. In either case, proposals should be delivered to Skechers U.S.A., Inc., 228 Manhattan Beach Boulevard, Manhattan Beach, California 90266, Attention: Michael Greenberg, President. To avoid controversy and establish timely receipt by our company, it is suggested that stockholders send their proposals by certified mail, return receipt requested.

STOCKHOLDER COMMUNICATION WITH THE BOARD OF DIRECTORS

Stockholders and other interested parties who wish to contact our Presiding Independent Director, Morton D. Erlich, or any of our other directors either individually or as a group may do so by writing to them c/o Philip Paccione, Corporate Secretary, Skechers U.S.A., Inc., 228 Manhattan Beach Boulevard, Manhattan Beach, California 90266. Each writing interested party should specify whether the communication is directed to our entire Board of Directors, to only the non-management directors or to a particular director. Our personnel will review the communications and screen improper and irrelevant communications such as solicitations.

OTHER BUSINESS

Our Board of Directors does not know of any other matter to be acted upon at the meeting. However, if any other matter shall properly come before the meeting, the proxyholders named in the proxy accompanying this proxy statement will have authority to vote all proxies in accordance with their discretion.

BY ORDER OF THE BOARD OF DIRECTORS

Philip G. Paccione,
Corporate Secretary

Dated: April 30, 2008
Manhattan Beach, California

APPENDIX A

SKECHERS U.S.A., INC.
AUDIT COMMITTEE CHARTER

Purpose:

The purpose of the Audit Committee of the Board of Directors is to assist the Board in fulfilling its responsibility for oversight and evaluation of (1) the quality and integrity of the Company’s financial statements, (2) the Company’s compliance with legal and regulatory requirements, (3) the independent auditor’s qualifications and independence, and (4) the performance of the Company’s internal audit function and independent auditors, and such other duties as directed by the Board. The Audit Committee is expected to maintain free and open communication (including separate private executive sessions at least annually) with the independent auditors, the internal auditors and the management of the Company. In discharging this oversight role, the Audit Committee is empowered to investigate any matter brought to its attention, with full power to retain external auditors, outside counsel or other experts for this purpose. The Audit Committee shall review this Charter periodically and recommend any proposed changes to the Board for approval.

Audit Committee Composition and Meetings:

The Audit Committee shall be comprised of three or more directors as determined by the Board, each of whom shall satisfy the independence requirements of the New York Stock Exchange and Section 10A of the Securities Exchange Act of 1934, as amended by the Sarbanes-Oxley Act of 2002, and the rules promulgated thereunder. Each member of the Audit Committee shall be financially literate, as determined by the Board in accordance with the New York Stock Exchange Rules. At least one member of the Audit Committee shall (i) qualify as a “financial expert” within the meaning of the rules of the Securities and Exchange Commission and (ii) have “accounting or related financial management expertise” within the meaning of the rules of the New York Stock Exchange. Audit Committee members shall not simultaneously serve on the audit committees of more than three public companies. Directors’ fees (including fees for attendance at meetings of committees of the Board) are the only compensation that an Audit Committee member may receive from the Company.

Audit Committee members shall be appointed by the Board. If an Audit Committee Chair is not designated or present, the members of the Audit Committee may, subject to the provisions of the preceding paragraph, designate a Chair by majority vote of the Audit Committee membership.

The Audit Committee shall meet at least four times annually (in the absence of unusual circumstances), or more frequently as circumstances dictate. The Audit Committee Chair shall approve an agenda in advance of each meeting. The Audit Committee shall report its activities to the Board of Directors on a regular basis and make such recommendations as the Audit Committee may deem necessary or appropriate.

Audit Committee Responsibilities and Duties:

(1) The Audit Committee is directly responsible for the appointment, compensation and oversight of the work of the independent auditors, and any registered public accounting firm, engaged by the Company (including resolution of disagreements between management and the auditors regarding financial reporting) for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company or related work. The independent auditors, and each such registered public accounting firm, shall report directly to the Audit Committee. The Audit Committee shall have the sole authority to appoint or replace the independent auditors that audit the financial statements of the Company. The Audit Committee shall have the ultimate authority and responsibility to evaluate the qualifications, performance and independence of the independent auditors. In the process, the Audit Committee will (i) discuss and consider the auditors’ written affirmation that the auditors are in fact independent, (ii) discuss the nature and rigor of the audit process, receive and review all reports and (iii) provide to the independent auditors full access to the Audit Committee (and the Board) to report on any and all appropriate matters. The evaluation of the independent auditors shall include a review and evaluation of the lead partner of the independent auditors, taking into account the opinions of management and the Company’s internal auditors. The Audit Committee will assure the regular rotation of the independent auditors’ lead and concurring audit partners serving on the Company’s audit engagement team, as well as the rotation of any other persons on the Company’s audit engagement team who fall within the definition of “audit partner,” as defined by applicable SEC regulation, in each case as required by applicable law. In order to assure continuing auditor independence, the Audit Committee will consider whether it is appropriate to adopt a policy of rotating the Company’s independent auditing firm itself on a regular basis. The Audit Committee shall present its conclusions with respect to the independent auditors to the full Board of Directors.

(2) The Audit Committee shall obtain and review a report from the independent auditors at least annually regarding (i) the independent auditors’ internal quality-control procedures, (ii) any material issues raised by the most recent quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm, (iii) any steps taken to deal with any such issues, and (iv) all relationships between the independent auditors and the Company.

(3) The Audit Committee shall review the independent auditors’ audit plan - discuss scope, staffing, budget, locations, reliance upon management, and internal audit and general audit approach. Approve the fees and other significant compensation to be paid to the independent auditors as well as approve all non-audit engagements with the independent auditors. The Audit Committee shall consult with management but shall not delegate these responsibilities, except that pre-approvals of non-audit services may be delegated to a single member of the Audit Committee.

(4) The Audit Committee shall review the Company’s annual audited financial statements prior to filing or distribution, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Review should include discussion with management and independent auditors of significant issues regarding accounting principles, practices and judgments. The Audit Committee shall advise management and the independent auditors that they are expected to provide to the Audit Committee a timely analysis of significant financial reporting issues and practices; and obtain from the independent auditors assurance that the audit was conducted in a manner consistent with Section 10A of the Securities Exchange Act of 1934, as amended, which sets forth certain procedures to be followed in any audit of financial statements required under the Securities Exchange Act of 1934, as amended.

(5) The Audit Committee shall review reports from the independent auditors on (i) the Company’s critical accounting policies and practices, (ii) all alternative treatments of financial information permitted under GAAP that have been discussed with management, the ramifications of the use of such treatments and the treatment preferred by the independent auditors, and (iii) all other material written communications between the auditing firm and management.

(6) The Audit Committee shall review with financial management and the independent auditors the Company’s quarterly financial results prior to the release of earnings and/or the Company’s quarterly financial statements prior to filing or distribution including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The Audit Committee shall review and discuss with financial management earnings press releases (paying particular attention to any use of “pro forma,” or “adjusted” non-GAAP, information), and discuss financial information and earnings guidance, if any, provided to analysts and rating agencies. The Audit Committee shall discuss any significant changes to the Company’s accounting principles and any items required to be communicated by the independent auditors in accordance with Statement of Auditing Standards 61, as amended.

(7) The Audit Committee shall, in consultation with management and the independent auditors, consider the adequacy and effectiveness of the Company’s financial reporting processes and controls. The Audit Committee shall discuss policies with respect to risk assessment and risk management, including discussion of significant financial risk exposures and the steps management has taken to monitor, control and report such exposures.

(8) The Audit Committee shall review with the independent auditors significant findings prepared by the independent auditors together with any audit problems or difficulties and management’s responses. The review shall include the resolution of any significant problems or difficulties and management’s responses, including with respect to: (1) any restrictions on the scope of the independent auditor’s activities or access to requested information; (2) any significant disagreements with management; (3) any accounting adjustments that were noted or proposed by the auditor but were “passed”; (4) any communications between the audit team and the audit firm’s national office respecting auditing or accounting issues presented by the engagement; and (5) any “management” or “internal controls” letter issued or proposed to be issued.. The review shall include the resolution of any significant problems and material disputes between management and the independent auditors and a discussion with the independent auditors out of management’s presence of the quality of the Company’s accounting principles as applied in its financial reporting, including any significant changes in the Company’s selection or application of accounting principles, the clarity of the Company’s financial disclosures and a discussion of other significant decisions made by management in preparing the financial disclosures.

(9) The Audit Committee shall obtain and review disclosures made by the Company’s principal executive officer and principal financial officer regarding compliance with their certification obligations as required under the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder, including the Company’s disclosure controls and procedures and internal controls for financial reporting and evaluations thereof.

(10) The Audit Committee shall review with the Company’s General Counsel legal matters that may have a material impact on the financial statements, the Company’s compliance policies and any material reports or inquiries received from regulators or governmental agencies.

(11) The Audit Committee shall review the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Company.

(12) The Audit Committee shall meet at least annually and separately with management, with internal auditors (or other personnel responsible for the internal audit function) and with independent auditors.

(13) With respect to the Company’s internal audit function, the Audit Committee shall:

•	review the appointment, retention and/or replacement of the director of the internal audit department (or other person, persons or outside firm responsible for the Company’s internal audit function) and ensure the independence of the director of the internal audit department, or, at the discretion of the Board, select and contract with an outside accounting firm to serve as the Company’s internal auditors and perform the Company’s internal audit function;

•	approve, and periodically review and revise as necessary, an Internal Audit Charter, which describes the mission, scope of work, independence, authority, and responsibilities conferred by the Audit Committee on the Company’s Internal Audit function;

•	advise the director of the internal audit department (or other person, persons or outside firm responsible for the Company’s internal audit function) that he or she is expected to provide to the Audit Committee summaries of and, as appropriate, the significant reports to management prepared by the internal audit department (or other person, persons or outside firm responsible for the Company’s internal audit function) and management’s responses thereto and review such reports; and

•	discuss with the Company’s independent auditors responsibilities of the internal audit department (or such other person, persons or outside firm responsible for the Company’s internal audit function), the budget and staffing relative to the Company’s internal audit function and any recommended changes in the planned scope of the Company’s internal audit.

(14) The Audit Committee shall receive periodic reports from the Company’s Disclosure Committee, which is responsible for assisting the Company’s Chief Executive Officer and Chief Financial Officer in fulfilling their responsibility for oversight of the accuracy and timeliness of the disclosures made by the Company and reviewing material issues relating thereto.

(15) The Audit Committee shall receive periodic reports from the independent auditors regarding the auditors’ independence, discuss such reports with the auditors, and, if so determined by the Audit Committee, take appropriate action to satisfy itself of the independence of the auditors.

(16) The Audit Committee shall review the Company’s policies and practices related to compliance with the law, the Company’s Code of Ethical Conduct, and conflicts of interest, to be satisfied that such policies are adequate and adhered to by the Company and its executive officers and directors.

(17) The Audit Committee shall review (i) at least annually a summary of directors’ and officers’ related party transactions and potential conflicts of interest and the Company’s policies relating to the avoidance of conflicts of interest, (ii) past and proposed transactions between the Company, on the one hand, and any of its directors or executive officers, on the other hand, and (iii) policies and procedures as well as audit results associated with directors’ and officers’ expense accounts and perquisites, including the use of corporate assets. The Audit Committee shall consider the results of any review of any of the foregoing by the Company’s independent auditors.

(18) The Audit Committee shall maintain and review annually procedures for (i) the receipt, retention and treatment of complaints received by the Committee regarding accounting, internal accounting controls or auditing matters, and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

(19) The Audit Committee shall set clear hiring policies for employees or former employees of the independent auditors.

(20) The Audit Committee shall annually prepare an audit committee report to shareholders as required by the Securities and Exchange Commission. The report should be included in the Company’s annual proxy statement.

(21) The Audit Committee shall annually conduct a self-evaluation of the Audit Committee.

(22) The Audit Committee shall have the authority to engage independent counsel and other advisers as it determines necessary to carry out its duties.

(23) The Audit Committee shall provide for appropriate funding, as determined by the Audit Committee, in its capacity as a committee of the Board, for payment of:

•	compensation to any registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company;

•	compensation of any advisors employed by the Audit Committee to assist the Audit Committee in carrying out its duties; and

•	ordinary administrative expenses of the Audit Committee that are necessary or appropriate in carrying out its duties.

While the Audit Committee has the responsibilities and powers set forth in this Charter, the Audit Committee’s function is one of oversight. The Company’s management is responsible for preparing the Company’s financial statements and, along with the internal auditors, for developing and maintaining systems of internal accounting and financial controls. The independent auditors will assist the Audit Committee and the Board in fulfilling their responsibilities for the review of these financial statements and internal controls. The Audit Committee expects the independent auditors to call its attention to any accounting, auditing, internal accounting control, regulatory or other related matters that they believe warrant consideration or action. The Audit Committee recognizes that the financial management and the internal and independent auditors have more knowledge and information about the Company than do Audit Committee members. Consequently, in carrying out its oversight responsibilities, the Audit Committee does not provide any expert or special assurance as to the Company’s financial statements or internal controls or any professional certification as to the independent auditors’ work.

ANNUAL MEETING OF STOCKHOLDERS OF
SKECHERS U.S.A., INC.
Important Notice Regarding the Availability of Proxy Materials for the Stockholder
Meeting to Be Held on May 30, 2008
The Notice of Annual Meeting, Proxy Statement, 2007 Annual Report and other SEC filings are available at the investor relations page of our corporate information website at http://www.skx.com/investor.html.
Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.
â     Please detach along perforated line and mail in the envelope provided.     â

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE NOMINEES LISTED IN PROPOSAL 1. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE. ☒

1.	Election of Directors	FOR ALL THE NOMINEES	WITHHOLD AUTHORITY	FOR ALL EXCEPT	NOMINEES:
			FOR ALL NOMINEES	(See instructions below)
		☐	☐	☐	¡ Geyer Kosinski
¡ Richard Siskind
INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●
Each of the persons named as proxies herein are authorized, in such person’s discretion, to vote upon such other matters as may properly come before the Annual Meeting of Stockholders, or any adjournments thereof.

To change the address on your account, please fill in the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐
Please check here if you plan to attend the meeting. ☐

Signature of Stockholder:	Date:	Signature of Stockholder:	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

SKECHERS U.S.A., INC.
PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 30, 2008
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
     The undersigned stockholder(s) of Skechers U.S.A., Inc. a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 30, 2008, and hereby appoints Michael Greenberg and David Weinberg and each of them, with full power of substitution, as attorneys-in-fact and proxies for, and in the name and place of, the undersigned, and hereby authorizes each of them to represent and to vote all of the shares which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Skechers U.S.A., Inc. to be held at the Shade Hotel located at 1221 North Valley, Manhattan Beach, California 90266, on Friday, May 30, 2008, at 10:00 a.m. Pacific time, and at any adjournments thereof, upon the matters as set forth in the Notice of Annual Meeting of Stockholders and Proxy Statement, receipt of which is hereby acknowledged. Directions to the Annual Meeting may be found by going to the annual meeting section of the investor relations page of our corporate information website at www.skx.com.
     THIS PROXY, WHEN PROPERLY EXECUTED AND RETURNED IN A TIMELY MANNER, WILL BE VOTED AT THE ANNUAL MEETING AND AT ANY ADJOURNMENTS THEREOF IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO SPECIFICATION IS MADE, THE PROXY WILL BE VOTED FOR ELECTION OF THE NOMINEES LISTED IN PROPOSAL 1, AND IN ACCORDANCE WITH THE JUDGMENT OF THE PERSONS NAMED AS PROXIES HEREIN ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING.
PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE
ENCLOSED ENVELOPE.
(continued, and to be signed and dated, on reverse side)